EXHIBIT 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business September 30, 2007, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$12,302
Interest-bearing balances		1,022
Securities:
Held-to-maturity securities		0
Available-for-sale securities		48,254
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		15,276
Securities purchased under agreements to resell		1,881
Loans and lease financing receivables:
Loans and leases held for sale		21,274
Loans and leases, net of unearned income	277,174
LESS: Allowance for loan and lease losses	2,569
Loans and leases, net of unearned income and allowance		274,605
Trading Assets		5,557
Premises and fixed assets (including capitalized leases)		4,240
Other real estate owned		861
Investments in unconsolidated subsidiaries and associated companies		421
Intangible assets
Goodwill		9,718
Other intangible assets		19,391
Other assets		30,644

Total assets		$445,446

LIABILITIES
Deposits:
In domestic offices		$269,857
Noninterest-bearing	68,381
Interest-bearing	201,476
In foreign offices, Edge and Agreement subsidiaries, and IBFs		59,766
Noninterest-bearing	11
Interest-bearing	59,755
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		12,491
Securities sold under agreements to repurchase		6,758

Dollar Amounts
In Millions
Trading liabilities	3,109
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	26,482
Subordinated notes and debentures	10,896
Other liabilities	14,803

Total liabilities	$404,162

Minority interest in consolidated subsidiaries	57

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	25,692
Retained earnings	14,509
Accumulated other comprehensive income	506
Other equity capital components	0

Total equity capital	41,227

Total liabilities, minority interest, and equity capital	$445,446

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins
EVP & CFO
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael Loughlin
John Stumpf	Directors
Carrie Tolstedt